                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission
     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           California Microwave, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     [x]  No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

[LOGO]

                           CALIFORNIA MICROWAVE, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 11, 1997

     A Special Meeting of Shareholders of CALIFORNIA MICROWAVE, INC. will be held at the corporate headquarters of California Microwave, Inc., located at 555 Twin Dolphin Drive, Suite 650, Redwood City, California, on July 11, 1997, at 10:00 a.m., for the following purposes:

     1. To approve certain amendments to the Company's 1992 Stock Option Plan.

     2. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on June 6, 1997, are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          /s/ GEORGE L. SPILLANE

                                          GEORGE L. SPILLANE
                                          Secretary

Redwood City, California
June 11, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                           CALIFORNIA MICROWAVE, INC.
                             555 TWIN DOLPHIN DRIVE
                         REDWOOD CITY, CALIFORNIA 94065

                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of CALIFORNIA MICROWAVE, INC., a Delaware corporation (the "Company"), for use at the Special Meeting of Shareholders to be held at the corporate headquarters of the Company, located at 555 Twin Dolphin Drive, Suite 650, Redwood City, California, at 10:00 a.m., on July 11, 1997, and at any adjournment or postponement thereof.

                                     VOTING

     Holders of Common Stock are entitled to one vote for each share held. Only shareholders of record on June 6, 1997, will be entitled to notice of and to vote at the meeting. At the close of business on that date, the Company had 16,403,986 shares of Common Stock outstanding. A majority of all shares represented in person or by proxy at the Special Meeting constitutes a quorum for the transaction of business at the meeting. Abstentions are considered as shares present and entitled to vote and therefore will have the same effect as a vote against a matter presented at the meeting. Shares held in street name by brokers who have not received discretionary authority to vote on the particular matter and have not received voting instructions from their customers, if any, will have no effect on the outcome of the vote, but will be counted toward the establishment of a quorum.

     Any proxy given may be revoked by a shareholder at any time before it is voted by filing with the Secretary of the Company a notice in writing revoking it, or by duly executing a proxy bearing a later date. Proxies may also be revoked by any shareholder present at the meeting who votes his or her shares in person. Subject to any such revocation, all shares represented by properly executed proxies which are received prior to the meeting will be voted in accordance with the specifications on the proxy. If no specification is made with regard to a proposal set forth in the proxy, the shares will be voted in favor of the proposal.

     The approximate date on which this proxy statement and the accompanying proxy are being sent to shareholders is June 11, 1997.

                           APPROVAL OF AMENDMENTS TO
                             1992 STOCK OPTION PLAN

     The Board of Directors in May 1997 approved amendments to the Company's 1992 Stock Option Plan ("Option Plan") for the purpose of increasing by 1,500,000 the number of shares of Common Stock covered by the Option Plan, changing the limitation on the number of shares covered by options that may be granted to new employees, and requiring shareholder approval of any future repricing of stock options granted under the Option Plan. Approval of the proposed amendments to the Option Plan is required by at least a majority of the shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote.

     The Company believes that officers and other key employees should have a significant stake in the Company's stock price performance under programs which link their compensation to shareholder return. As a result, stock option grants are an integral part of the Company's compensation program. The Company is currently conducting a search for a new Chief Executive Officer and will be seeking additional executive personnel, and is restructuring certain of its business operations. In addition to its normal option needs, the Company anticipates that it will have to offer a significant number of options under the Option Plan to attract such officers and to incentivise key employees in connection with its restructuring.

     The Company currently relies on a single plan -- the 1992 Stock Option Plan -- for these grants and currently has less than 123,000 shares of Common Stock remaining under the plan for future grants. Rather than adopting a new stock option plan at the present time, the Company proposes to increase the number of shares authorized for grant under the Option Plan from 1,600,000 shares to 3,100,000 shares of Common Stock, an increase of 1,500,000 shares.

     The following is a description of the proposed amendments and material features of the Option Plan.

DESCRIPTION OF THE PROPOSED AMENDMENTS

     The Company proposes to amend the Option Plan to implement the following changes:

     - To increase the number of shares of Common Stock available for option grants by 1,500,000;

     - To change the provision of the Option Plan limiting to 100,000 the number of shares covered by options that may be granted to any individual in any single year to provide that such limit shall be 200,000 shares with respect to options granted in connection with inducing an individual to become an employee of the Company; and

     - To require shareholder approval of any repricing of options granted under the Option Plan, other than repricing in connection with the reorganizations or changes in capitalization currently covered by Paragraph 7 of the Option Plan (e.g., mergers, consolidations, stock splits and stock dividends).

     The continued success of the Company depends upon its ability to attract and retain highly qualified and competent employees. The Option Plan enhances that ability and provides additional incentive to such personnel to advance the interests of the Company and its shareholders. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF THE AMENDMENTS TO THE OPTION PLAN.

DESCRIPTION OF 1992 STOCK OPTION PLAN

     The Option Plan currently authorizes the Company to issue a maximum of 1,600,000 shares of Common Stock upon the exercise of stock options granted under the plan. As a result of options previously granted, the Company has issued approximately 67,000 shares of Common Stock through option exercises and has reserved approximately 1.4 million shares of Common Stock for outstanding options under the Option Plan. There are less than 123,000 shares of Common Stock presently remaining under the plan for future option grants, although additional shares may become available if outstanding options expire unexercised. The amended Option Plan would increase the maximum number of shares issuable by 1,500,000 shares to a total of 3,100,000 shares.

     Options to purchase Common Stock of the Company granted under the Option Plan may be either "incentive stock options" within the meaning of that term as used in Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. Under the Option Plan, options may be granted to officers, other key employees, and consultants of the Company and its subsidiaries, except that incentive stock options may not be granted to consultants of the Company or any of its subsidiaries. Each non-employee director of the Company automatically receives a non-qualified stock option under the Option Plan immediately following each annual meeting of shareholders of the Company. The first such option received by a non-employee director covers 10,000 shares of Common Stock and each option received by a non-employee director under the plan thereafter covers 3,000 shares of Common Stock in the case of directors who are not chairs of Committees and 5,000 shares in the case of directors who are chairs of Committees. Each such option has an exercise price equal to the fair market value of the Common Stock on the date of the Annual Meeting of Shareholders to which it relates. Currently approximately 1,000 persons are eligible to participate in the Option Plan, including four officers and eight nonemployee directors.

     The purchase price of shares acquired upon exercise of stock options under the Option Plan must be not less than 100% of the fair market value of the shares on the date the option is granted, with the exception that in the case of incentive stock options granted to shareholders who own 10% or more of the total combined voting power of all classes of stock of the Company or its subsidiaries (a "10% shareholder") the exercise price must be not less than 110% of such fair market value. Payment of the purchase price may be made in cash or in shares of Common Stock or, in the discretion of the Board of Directors or Committee designated by the Board, by a promissory note or such other form of legal consideration that may be acceptable to the Board or Committee. The aggregate value (at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by any Optionee during any calendar year may not exceed $100,000. In addition, if the proposed amendment is approved, no officer or key employee may receive options under the Option Plan covering in excess of 100,000 shares in any fiscal year, except that such limit will be 200,000 shares with respect to options granted in connection with inducing an individual to become an employee of the Company.

     The term of an option cannot exceed ten years (five years in the case of an incentive stock option granted to a 10% shareholder). An option granted to an officer or other key employee or consultant generally becomes exercisable at the rate of 25% for each year the employee remains with the Company. An option granted to a non-employee director becomes fully vested on the date of grant.

     Unless terminated earlier by reason of expiration of the option term, options under the Option Plan will generally terminate three months after the optionee terminates employment with the Company, or 12 months after the termination of employment if the optionee dies or becomes disabled while an employee of the Company. All options granted under the Option Plan will be nontransferable by the optionee during the optionee's lifetime, other than for estate planning purposes. The options may contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Board of Directors or Committee administering the plan. If any option granted under the Option Plan terminates or expires unexercised in whole or in part, the shares released from that option may be made subject to additional options granted under the Option Plan

     The grant of an incentive stock option should have no tax effect on the Company or the optionee to whom it is granted, and there generally is no tax upon exercise of the option. If an optionee is an employee of the Company or any of its affiliates from the date of grant until three months prior to the exercise date, and does not dispose of shares acquired upon exercise of the option within two years of the date of granting the option, nor within one year after exercise of the option, any gain realized by the optionee on the subsequent sale of such shares is treated as a long-term capital gain for federal income tax purposes. If the shares are sold prior to the expiration of such periods, the lesser of (a) the difference between the exercise price and the fair market value of the stock at the date of exercise and (b) the amount realized on disposition minus the purchase price is treated as compensation to the optionee taxable as ordinary income. The excess gain, if any, is treated as capital gain (which will be short-term or long-term capital gain depending upon the length of time the shares were held). The excess of the fair market value of the shares over the option price at the time of exercise of an incentive stock option may subject the recipient to the alternative minimum tax (which, generally speaking, will be applied only if it produces a tax that is higher than the individual's regular tax liability). The Company is allowed a deduction for tax purposes only to the extent, and at the time, that the optionee receives ordinary income by reason of the optionee's sale of shares.

     The grant of a non-qualified stock option under the Option Plan also should have no tax effect on the Company or the recipient of the grant. The spread between the exercise price and the market value of the Company's Common Stock on the date of exercise of a non-qualified option is taxable as ordinary income to the optionee. The amount taxed to the optionholder as ordinary income is treated as earned income. The optionholder's tax basis in the shares will be equal to the aggregate exercise price paid by the optionholder plus the amount of taxable income recognized upon the exercise of the option. Upon any subsequent disposition of the shares, any further gain or loss recognized by the optionholder will be treated as capital gain or loss and will be long-term capital gain or loss if the shares are held for more than one year after exercise. The Company will normally be allowed, at the time of recognition of ordinary income by the optionholder upon exercise, to take a deduction for federal income tax purposes in an amount equal to such recognized income.

     In 1996, the Internal Revenue Service finalized the regulations under
Section 162(m) of the Internal Revenue Code of 1986 (the "Section 162(m) Regulations"). Section 162(m) limits the ability of publicly held companies to deduct compensation expenses in excess of $1,000,000 paid to certain executive officers. The term "compensation" generally includes all cash and non-cash compensation deductible by the Company on its tax return, including the amounts realized by executives (and normally deductible by the Company) upon the exercise of non-qualified stock options. However, the $1,000,000 limit does not apply to the amounts realized upon the exercise of stock options that qualify as performance-based compensation under the Section 162(m) Regulations. The Company believes that the exercise of stock options granted under the amended plan will qualify for this exemption from the limit on deductibility.

     The Option Plan is administered by the Board of Directors or by a Committee designated by the Board. The Compensation Committee has been designated by the Board to administer the plan. The Board may at any time terminate or amend the plan. Any amendment of the Option Plan, however, which increases the number of shares which may be issued thereunder, or changes the requirements as to eligibility for participation, must be approved by the shareholders of the Company. In addition, the Option Plan requires shareholder approval of any repricing of outstanding options other than in connection with certain reorganization or recapitalization transactions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENTS TO THE 1992 STOCK OPTION PLAN.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive additional compensation for their service as directors. During the fiscal year ended June 30, 1996, directors who were not employees of the Company received compensation at the rate of $20,000 per year for their services as Board members, $750 per Committee meeting attended for the Chair of a Committee and $500 per meeting attended for other members of the Committee, and reimbursement for expenses incurred in attending meetings of the Board or any Committee of the Board.

     In fiscal 1996 (following the October 1995 annual meeting of shareholders), as automatic grants under the Company's 1992 Stock Option Plan, (i) Messrs. David, Hausman and Leeson, as the Chairs of Committees, each received an option to purchase 5,000 shares of Common Stock, (ii) Messrs. Gray and Helliwell each received an option to purchase 3,000 shares of Common Stock, (iii) J.J. Adorjan received as his initial option grant an option to purchase 10,000 shares of Common Stock, and (iv) Messrs. David, Hausman, Leeson, Gray and Helliwell each received an option to purchase an additional 5,000 shares of Common Stock related to a change in the Plan approved by the Shareholders in 1995. All of the fiscal 1996 options granted to directors had an exercise price of $20.50 per share. In fiscal 1997, as automatic grants under the 1992 Stock Option Plan, (i) Messrs. David, Hausman and Leeson, as Chairs of Committees, each received an option to purchase 5,000 shares of Common Stock; (ii) Messrs. Gray and Adorjan each received an option to purchase 3,000 shares of Common Stock; and (iii) Messrs. Marx, Ward and Whitridge each received as his initial option grant an option to purchase 10,000 shares. All of the fiscal 1997 options granted to directors were granted at an exercise price of $14.875 per share.

     In January 1993, Dr. Leeson commenced service as a consultant to the Company under a three-year consulting agreement. Under that agreement, Dr. Leeson received $250,000 per year for consulting with the Company regarding its business, technology and strategy. The agreement expired in January 1996. Dr. Leeson was paid $115,000 for his services as Chairman of the Board of the Company from December 12, 1996 to March 19, 1997 and for the period commencing on March 19 and ending on December 31, 1997, Dr. Leeson is being paid a fee of $5,000 per month for consulting services. General Alfred M. Gray became Chairman of the Board on March 19, 1997 and is being paid at the rate of approximately $35,000 per month for his services in that capacity.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows specific compensation information, for the fiscal years ending June 30, 1996, 1995 and 1994, for the Company's Chief Executive Officer and the next four most highly compensated executive officers as of June 30, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                      COMPENSATION AWARDS
                                              ANNUAL COMPENSATION                    ---------------------
                                ------------------------------------------------                  SECURITIES
                                                                       OTHER         RESTRICTED   UNDERLYING
                                                                       ANNUAL         STOCK       OPTIONS        ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR      SALARY       BONUS       COMPENSATION     AWARDS(1)    (NUMBER)    COMPENSATION(2)
----------------------------    ------    --------     --------     ------------     --------     --------    ---------------
Philip F. Otto(3)...........      1996    $368,808     $      0       $ 46,716       $      0       40,000        $ 4,156
  Chairman, President and         1995    $323,019     $      0       $ 34,704       $      0       30,000        $ 3,791
  Chief Executive Officer         1994    $275,000     $227,000       $ 16,172       $      0       24,000        $ 3,203
Leon F. Blachowicz(4).......      1996    $242,598     $ 60,000       $ 27,000       $431,250       40,000        $ 4,098
  President, Wireless and         1995    $108,180     $100,000       $      0       $102,750       60,000        $     0
  Satellite Communications        1994    $     --     $     --       $     --       $     --           --        $    --
  Group
Gilbert F. Johnson(5).......      1996    $233,789     $ 60,000       $ 27,360       $      0       10,000        $ 7,934
  President                       1995    $222,755     $      0       $ 12,056       $      0       10,000        $ 6,327
                                  1994    $218,000     $160,000       $  7,276       $      0       15,000        $ 5,811
Douglas H. Morais(6)........      1996    $225,014     $      0       $ 19,446       $      0       15,000        $ 3,889
  Executive Vice President,       1995    $218,396     $      0       $ 17,538       $      0       10,000        $ 2,926
  Business Development and        1994    $197,115     $188,000       $  3,530       $      0       45,000        $ 1,065
  Technology
George L. Spillane(7).......      1996    $187,348     $      0       $ 15,850       $      0        2,000        $ 6,355
  Vice President, Chief           1995    $177,000     $      0       $ 13,054       $      0            0        $ 5,068
  Financial Officer and           1994    $177,000     $ 75,000       $  7,493       $      0        9,000        $ 3,231
  Secretary

---------------

(1) At June 30, 1996, the number and aggregate value of unvested restricted stock holdings for the named executive officers were: Messrs. Otto-5,000 shares, $78,625; Blachowicz-27,400 shares, $513,450; Johnson-2,000 shares, $25,150; Morais-1,200 shares, $17,700; and Spillane-1,600 shares, $20,550.
    The aggregate values shown above were computed by multiplying the number of unvested restricted shares granted by the closing market price of the Company's Common Stock on the date of grant.

(2) Includes matching employer contributions to the California Microwave Tax-Deferred Savings Plan (a 401(k) plan) in the amount of $1,000 for the benefit of each of Messrs. Otto, Blachowicz, Johnson, Morais and Spillane; matching employer contributions to the Tax-Deferred Savings Plan have been increased to a maximum of $1,200 for fiscal 1997. Also includes amounts paid by the Company for profit sharing as contributions to the California Microwave Deferred Profit Sharing Plan as follows: Messrs. Otto-$963; Blachowicz-$0; Johnson-$1,234; Morais-$829; and Spillane-$1,087, and for life insurance premiums for fiscal 1996, as follows: Messrs. Otto-$2,193; Blachowicz-$3,098; Johnson-$5,700; Morais-$2,060; and Spillane-$4,268.

(3) Mr. Otto resigned as the Company's Chairman and Chief Executive Officer in December 1996.

(4) Mr. Blachowicz joined the Company in January 1995 and served as President of the Satellite Communications Group until March 1996, when he also became President of the combined Wireless and Satellite Communications Group.

(5) Mr. Johnson served as President of the Company's Government Group until October 1996 and was appointed the Company's President in October 1996.

(6) Prior to March 1996, Dr. Morais served as President, Wireless Products Group. Dr. Morais resigned as an officer of the Company in December 1996.

(7) Mr. Spillane also served as Chief Financial Officer from 1980 through April 1994 and from January 1996 until May 1996 when Dennis R. Raney became an Executive Vice President and Chief Financial Officer of the Company, and has served as Chief Financial Officer since Mr. Raney's resignation in February 1997.

                              STOCK OPTION TABLES

     The following table shows information concerning stock options granted to the individuals named in the Summary Compensation Table above during the fiscal year ended June 30, 1996. The officers of the Company did not participate in a replacement option program made available to non-officer employees during 1996, pursuant to which non-officer employees received options covering 425,670 shares, exercisable at a price of $21.00 per share in place of options covering 513,707 shares, exercisable at an average exercise price of $25.35 per share.

     In fiscal 1997 to date, Messrs. Johnson, Blachowicz and Spillane have been granted options to purchase 5,000, 5,000 and 1,500 shares respectively; all such options expire in July 2007 and carry an exercise price of $14.25 per share.

                          OPTION GRANTS IN FISCAL 1996

                                 INDIVIDUAL GRANTS                                       POTENTIAL REALIZABLE
                            ---------------------------                                    VALUE AT ASSUMED
                            NUMBER OF      % OF TOTAL                                 ANNUAL RATES OF STOCK PRICE
                            SECURITIES      OPTIONS                                        APPRECIATION FOR
                            UNDERLYING      GRANTED                                        OPTION TERM(2)(3)
                             OPTIONS      TO EMPLOYEES      EXERCISE     EXPIRATION   ---------------------------
           NAME             GRANTED(1)   IN FISCAL YEAR   PRICE ($/SH)      DATE      0%       5%         10%
--------------------------  ----------   --------------   ------------   ----------   ---   --------   ----------
Philip F. Otto(4).........    40,000           3.6%          $26.00        7/26/05    $ 0   $654,160   $1,657,760
Leon F. Blachowicz........    30,000           2.7%          $26.00        7/26/05    $ 0   $490,620   $1,243,320
                              10,000           0.9%          $17.75        1/25/06    $ 0   $111,648   $  282,935
Gilbert F. Johnson........    10,000           0.9%          $26.00        7/26/05    $ 0   $163,540   $  414,440
Douglas H. Morais(4)......    10,000           0.9%          $26.00        7/26/05    $ 0   $163,540   $  414,440
                               5,000           0.4%          $17.75        1/25/06    $ 0   $ 55,824   $  141,468
George L. Spillane........     2,000           0.2%          $26.00        7/26/05    $ 0   $ 32,708   $   82,888

---------------

(1) All options granted in fiscal 1996 were pursuant to the 1992 Stock Option Plan. The options are incentive or nonqualified stock options that were granted at 100% of the fair market value of the Common Stock on the date of grant. The options expire ten years from the date of grant, unless otherwise earlier terminated as a result of certain events related to termination of employment. The options vest 25% per year on each of the first four anniversaries of the option grant date. Additional vesting of the right to exercise the options ceases when the optionee's employment terminates.

(2) The 5% and 10% assumed rates of appreciation applied to the option exercise price over the ten-year option term are prescribed by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of Common Stock. The named executive officers will receive benefit from the options only to the extent that the Company's stock appreciates in value over the exercise price of the options.

(3) At assumed annual rates of appreciation of 0%, 5% and 10%, the aggregate potential realizable increase in value for shares held by all stockholders as of June 30, 1996 for the ten-year period from July 25, 1995 to July 26, 2005, would be $0, $153,773,820 and $389,690,730, respectively.

(4) Mr. Otto resigned as an officer and director of the Company, and Dr. Morais resigned as an officer of the Company, in December 1996.

     The following table shows information concerning the value of unexercised stock options held by the individuals named in the Summary Compensation Table as of June 30, 1996.

                 AGGREGATED OPTION EXERCISES (1) IN FISCAL 1996
                        AND JUNE 30, 1996 OPTION VALUES

                                  NUMBER OF SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-THE-MONEY
                                  UNEXERCISED OPTIONS AT 6/30/96          OPTIONS AT 6/30/96(2)
                  NAME               EXERCISABLE/UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE
        ------------------------  -------------------------------   ---------------------------------
        Philip F. Otto(3).......           173,500/94,500               $315,625/$59,375
        Leon F. Blachowicz......            15,000/85,000                     $0/$0
        Gilbert F. Johnson......            32,500/37,500                  $0/$23,750
        Douglas H. Morais(3)....            47,500/52,500                $11,250/$3,750
        George L. Spillane......            37,724/10,250               $128,750/$17,813

---------------

(1) During fiscal 1996, options covering 20,500 shares were exercised by Gilbert
    F. Johnson.

(2) The value of unexercised options is calculated by multiplying the number of options outstanding by the difference between the option exercise price and the closing price of $15.25 per share of the Company's Common Stock as reported on the Nasdaq National Market on June 28, 1996, the last trading day in the month. Options with an exercise price in excess of the June 28, 1996 closing price were not included in this calculation. On May 30, 1997 the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $12.25 per share.

(3) Mr. Otto resigned as an officer and director of the Company, and Dr. Morais resigned as an officer of the Company, in December 1996.

                             AMENDED PLAN BENEFITS

     The following table sets forth the number of shares granted under the Option Plan from July 1, 1995 through June 30, 1996 (and through fiscal 1997 with respect to certain formula grants to directors) to each person named in the Summary Compensation Table, all current executive officers as a group (including the named executive officers who are currently executive officers), all current directors who are not executive officers as a group, and all employees other than executive officers as a group.

                                                                     OPTION PLAN
                                                                  -----------------
                                                                  NUMBER OF OPTIONS
                             NAME AND POSITION                         GRANTED
            ----------------------------------------------------  -----------------
            Philip F. Otto(1)...................................         40,000
              Chairman, President and Chief Executive Officer
            Leon F. Blachowicz..................................         40,000
              President, Wireless and Satellite Communications
                 Group
            Gilbert F. Johnson..................................         10,000
              President
            Douglas H. Morais(1)................................         15,000
              Executive Vice President, Business Technology and
                 Development
            George L. Spillane..................................          2,000
              Vice President, Chief Financial Officer and
                 Secretary
            Current Executive Officer Group.....................         55,000
            Non-Executive Officer Director Group................         99,000
            Non-Executive Officer Employee Group................      1,047,518

---------------

(1) Mr. Otto resigned as an officer and director of the Company, and Dr. Morais resigned as an officer of the Company, in December 1996.

                              CERTAIN SHAREHOLDERS

     The following table sets forth information as of May 31, 1997 (except as otherwise noted), regarding securities ownership by (i) each person who is known by the Company to own beneficially more than 5% of any class of the Company's Common Stock, (ii) each executive officer named in the Summary Compensation Table and currently employed by the Company, (iii) the directors and nominees individually, and (iv) all executive officers and directors as a group.

                                                                       COMMON STOCK
                                                                   BENEFICIALLY OWNED(1)
                                                                   ---------------------
                                                                    NUMBER       PERCENT
                                                                   ---------     -------
        The Travelers Group Inc.(2)..............................  1,779,500       10.8%
          388 Greenwich Street
          New York, NY 10013
        Clover Capital Management, Inc.(3) ......................  1,183,750        7.2%
          11 Tobey Village Office Park
          Pittsford, NY 14534
        David L. Babson & Co., Inc...............................    913,800        5.6%
          One Memorial Drive
          Cambridge, MA 02142
        David B. Leeson(4).......................................     79,586          *
        George L. Spillane(5)....................................     78,474          *
        Leon F. Blachowicz(6)....................................     75,699          *
        Gilbert F. Johnson(7)....................................     71,088          *
        Frederick W. Whitridge, Jr.(8)...........................     40,000          *
        Arthur H. Hausman(9).....................................     25,000          *
        Terry A. Ward(10)........................................     24,212          *
        Edward E. David, Jr.(11).................................     19,000          *
        Alfred M. Gray(12).......................................     18,000          *
        J.J. Adorjan(13).........................................     13,000          *
        William B. Marx, Jr.(14) ................................     10,000          *
        All Executive Officers and Directors as a Group (12
          persons)(15)...........................................    508,928        3.1%

---------------

* Less than one percent.

 (1) The shareholders named in the table have sole voting power and dispositive power with respect to all shares of stock shown as beneficially owned by them, except as otherwise indicated in the footnotes to this table. Amounts indicated for shares which a person has an option to acquire are issuable upon exercise of outstanding options which were exercisable on May 31, 1997 or within 60 days thereafter.

 (2) As of May 31, 1997, these shares were beneficially owned either directly or through certain wholly owned subsidiaries of The Travelers Group Inc. The Travelers Group Inc. and its subsidiaries reported shared voting and dispositive power with respect to all of such shares.

 (3) As of May 31, 1997, Clover Capital Management, Inc. reported shared voting power and shared dispositive power with respect to all of such shares.

 (4) Includes 22,000 shares of Common Stock which Dr. Leeson has an option to acquire.

 (5) Includes 46,974 shares of Common Stock which Mr. Spillane has an option to acquire.

 (6) Includes 47,500 shares of Common Stock which Mr. Blachowicz has an option to acquire.

 (7) Includes 62,500 shares of Common Stock which Mr. Johnson has an option to acquire.

 (8) Includes 10,000 shares of Common Stock which Mr. Whitridge has an option to acquire, and 15,000 shares owned by Providence Investors LLC with respect to which Mr. Whitridge shares voting and dispositive power but disclaims beneficial ownership except to the extent of his pecuniary interest therein.

 (9) Includes 1,000 shares held by Mr. Hausman and his wife as Trustees of the Hausman Family Trust and 24,000 shares of Common Stock which Mr. Hausman has an option to acquire.

(10) Includes 10,183 shares of Common Stock which Mr. Ward has an option to acquire.

(11) Includes 19,000 shares of Common Stock which Dr. David has an option to acquire.

(12) Includes 18,000 shares of Common Stock which Mr. Gray has an option to acquire.

(13) Includes 13,000 shares of Common Stock which Mr. Adorjan has an option to acquire.

(14) Includes 10,000 shares of Common Stock which Mr. Marx has an option to acquire.

(15) Includes 316,345 shares of Common Stock which all executive officers and directors as a group have an option to acquire.

                           PROPOSALS BY SHAREHOLDERS

     Proposals by shareholders of the Company intended to be presented at the next annual meeting must have been received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting by May 30, 1997.

                            EXPENSES OF SOLICITATION

     The expense of preparing, assembling, printing and mailing the forms of proxy and the material used in the solicitation of proxies will be paid by the Company. Arrangements will be made for the forwarding of soliciting materials by nominees, custodians and fiduciaries to their principals. Corporate Investor Communications, Inc. will assist the Company in obtaining the return of proxies at an estimated cost to the Company of $6,000.

                                 OTHER MATTERS

     Management knows of no other matters which will be brought before the meeting, but if such matters are properly presented the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

                                          BY THE BOARD OF DIRECTORS


                                          /s/ George L. Spillane

                                          George L. Spillane
                                          Secretary

Redwood City, California
June 11, 1997

SKU: 3250-PS-97

June 11, 1997

Dear Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders to be held at 10:00 a.m. on Friday, July 11, 1997, at the corporate headquarters of California Microwave, located at 555 Twin Dolphin Drive, Redwood City, California. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Special Meeting and Proxy Statement.

     Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided. If you do plan to attend the meeting, please mark the appropriate box on the proxy.

     You are invited to call our toll-free information line at 1-888-CAL-6789 for current information about your company or to be connected free-of-charge to our Investor Relations department or to our Transfer Agent. Also, come and visit us at our Web site (http://www.calmike.com) for more information about California Microwave.

                                          Sincerely,

                                          /s/ Alfred M. Gray
                                          --------------------
                                          Alfred M. Gray
                                          Chairman of the Board

                                     PROXY

                           CALIFORNIA MICROWAVE, INC.

                     PROXY SOLICITED BY BOARD OF DIRECTORS

                      FOR SPECIAL MEETING OF SHAREHOLDERS


       The undersigned hereby appoints Gilbert F. Johnson and George L. Spillane, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the Common Stock, $.10 par value, of CALIFORNIA MICROWAVE, INC., which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders, to be held at the corporate headquarters of California Microwave, Inc., located at 555 Twin Dolphin Drive, Suite 650, Redwood City, California, at 10:00 a.m. on July 11, 1997, and at any adjournments thereof, upon the following matters:

              1. To approve certain amendments to the Company's 1992 Stock Option Plan.

              2. To transact such other business as may properly come before the meeting.

       The Special Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy and return it promptly in the enclosed envelope. Please date and sign exactly as your name(s) appears on your shares. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                               [SEE REVERSE SIDE]

  [X]  PLEASE MARK VOTES AS IN
       THIS EXAMPLE


The shares covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted for proposal 1.

1.     To approve the amendments to the Company's 1992 Stock Option Plan.


                       FOR          AGAINST       ABSTAIN

                       [ ]            [ ]            [ ]



2. With discretionary authority on such other matters as may properly come before the meeting.

             MARK HERE FOR                   MARK HERE IF YOU
             ADDRESS CHANGE AND    [ ]       PLAN TO ATTEND       [ ]
             NOTE AT LEFT                    THE MEETING


NOTE: Please sign as your name(s) appear(s) hereon. If more than one name appears, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



Signature ____________ Date________ Signature ____________ Date _________

                           APPENDIX TO EDGAR FILING

                            1992 Stock Option Plan
                                      of
                          CALIFORNIA MICROWAVE, INC.
                      (as amended through May 19, 1997)

                             1992 STOCK OPTION PLAN
                                       OF
                           CALIFORNIA MICROWAVE, INC.
                        (as amended through May 19, 1997)


1.   PURPOSE

         The purpose of the 1992 Stock Option Plan (the "Plan") is to enable California Microwave, Inc. (the "Company") and its subsidiaries to attract and retain officers and other key employees, directors, and consultants and to provide them with additional incentive to advance the interests of the Company. Options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1954, as amended, and non-qualified options may be granted under the Plan.

2.   ADMINISTRATION

          (a) The Plan shall be administered by the Board of Directors of the Company, or by a committee (the "Committee") of two or more directors selected by the Board.

          (b) The Board of Directors or the Committee shall have the power, subject to the express provisions of the Plan:

               (1) To determine the recipients of options under the Plan, the time of grant of the options, and the number of shares covered by the grant.

               (2) To prescribe the terms and provisions of each option granted (which need not be identical).

               (3) To construe and interpret the Plan and options, to establish, amend, and revoke rules and regulations for the Plan's administration, and to make all other determinations necessary or advisable for the administration of the Plan.

3.   SHARES SUBJECT TO THE PLAN

         Subject to the provisions of Paragraph 7 (relating to the adjustment upon changes in stock), the number of shares which may be sold pursuant to options granted under the Plan shall not exceed in the aggregate

3,100,000* shares of Common Stock of the Company. Shares sold pursuant to options granted under the Plan may be unissued shares or reacquired shares. If any options granted under the Plan shall for any reason terminate or expire without having been exercised in full, the shares not purchased under such options shall be available again for the purposes of the Plan.

4.   ELIGIBILITY

          (a) Options under this Plan may be granted to officers and other key employees and consultants of the Company and/or of its subsidiaries, provided that incentive stock options may be granted hereunder only to officers and other key employees (including directors who are also officers or employees). No officer or key employee may receive options under this Plan covering in excess of 100,000 shares in any fiscal year of the Company (subject to adjustment in accordance with the provisions of paragraph 7 of the Plan), except that such limit is 200,000 shares with respect to options granted in connection with inducing an individual to become an employee of the Company.

          (b) Each director of the Company who is not an employee of the Company shall receive a non-qualified stock option under the Plan immediately following each annual meeting of shareholders of the Company. The first option received by a director under this paragraph 4(b) shall cover 10,000 shares of common stock of the Company and each option received by a director under this Plan thereafter shall cover 5,000 shares of common stock in the case of a director who is a chair of a committee of the Board of Directors and 3,000 shares in the case of a director who is not. Each such option shall have an exercise price equal to the fair market value of the common stock of the Company on the date of the annual meeting of shareholders to which it relates, determined in accordance with the provisions of paragraph 5(a)(2) of this Plan. The number of options that directors may receive pursuant to this paragraph 4(b) shall be appropriately adjusted in accordance with the provisions of paragraph 7 of this Plan. This paragraph 4(b) shall not be amended more than once every six months, other than to comply with changes in the Internal Revenue Code, the Employee Retirement Income Security Act or the rules or regulations thereunder.

          (c) Persons to whom options to purchase shares are granted are hereinafter referred to as "optionee(s)."

--------
*Includes 1,500,000 shares subject to shareholder approval.

5.   TERMS OF OPTION AGREEMENTS

          (a) All Option Agreements. Options granted pursuant to the Plan shall be evidenced by agreements specifying the number of shares covered thereby, in such form as the Board of Directors or Committee shall from time to time establish, which agreements may incorporate all or any of the terms hereof by reference and shall comply with and be subject to the following terms and conditions:

               (1) The Board of Directors or Committee shall have the power to set the time or times within which each option shall be exercisable and to at any time accelerate the time or times of exercise (notwithstanding the terms of the option). Unless the stock option agreement executed by the optionee expressly otherwise provides, (i) an option granted to an officer or other key employees or consultant shall become exercisable on a cumulative basis as to one-quarter of the total number of shares covered thereby on each of the first, second, third, and fourth anniversary dates of the date of grant of the option,
(ii) an option granted to a director who is not an employee of the Company shall vest fully on the date of grant, and (iii) an option shall not be exercisable after the expiration of ten years from the date of grant. Any option granted to an executive officer or director of the Company shall in no event be exercisable until the elapse of six months from the date of its grant.

               (2) Except as provided in Paragraph 5(b) below, the exercise price of any stock option granted under this Plan shall not be less than 100% of the fair market value of the shares of common stock of the Company on the date of the granting of the option. The fair market value per share shall be the last sale price on the day the option is granted as reported on the National Market System, or, if such stock is not then reported on the National Market System but quotations are reported on the National Association of Securities Dealers Automated Quotations System, the average of the bid and asked prices on the day the option is granted, in either event as such price quotes are listed in The Wall Street Journal, Western Edition (or if not so reported in The Wall Street Journal, any other listing service or publication known to the Board of Directors). If the stock is listed upon an established stock exchange or exchanges, such fair market value shall be deemed to be the closing price of the common stock on the largest such stock exchange upon which such stock is listed on the day the option is granted.

               (3) To the extent that the right to purchase shares has accrued hereunder, options may be exercised from time to time by written notice to the Company, stating the number of shares being purchased and accompanied by the payment in full of the option price for such shares. Such payment shall be made in cash or in shares of the outstanding common stock of the Company which have been held by the optionee for at least six months or in a combination of cash and such stock, except that the Board of Directors or the Committee in its sole discretion may authorize payment by any optionee (for all or part of his or her purchase price) by a promissory note or such other from of legal consideration that may be acceptable to the Board or Committee.

         If shares of common stock are used in part or full payment for the shares to be acquired upon exercise of the option, such shares shall be valued for the purpose of such exchange as of the date of exercise of the option in accordance with the provisions of Subparagraph (2) above. Any certificates for shares of outstanding common stock used to pay the option price shall be accompanied by stock powers duly endorsed in blank by the registered holder of the certificate (with the signature thereon guaranteed). In the event the certificates tendered by the optionee in such payment cover more shares than are required for such payment, the certificates shall also be accompanied by instructions from the optionee to the Company's transfer agent with regard to disposition of the balance of the shares covered thereby.

         If payment by promissory note is authorized, the interest rate, term, repayment schedule and other provisions of such note shall be as specified by the Board of Directors or the Committee; provided, however, that such note shall bear interest at a rate not less than the applicable test rate of interest prescribed by Regulation 1.483-1(d)(1) of the Income Tax Regulations, as in effect at the time the stock is purchased. The Board of Directors or Committee may require that the optionee pledge his or her stock to the Company for the purpose of securing the payment of such note, and the Company may hold the certificate(s) representing such stock in order to perfect its security interest.

         An option may be exercised by a securities broker acting on behalf of an optionee pursuant to authorization instructions approved by the Company, provided that the notice of exercise of such option shall be delivered, and the exercise price of such option shall be paid in full, as specified above.

               (4) The Company at all times shall keep available the number of shares of stock required to satisfy options granted under the Plan.

               (5) The Company may require any person to whom an option is granted, his or her legal representative, heir, legatee, or distributee, as a condition of exercising any option granted hereunder, to give written assurance satisfactory to the Company to the effect that such person is acquiring the shares subject to the option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same. The Company reserves the right to place a legend on any share certificate issued pursuant to this Plan to assure compliance with this paragraph. No shares of common stock of the Company shall be required to be distributed until the Company shall have taken such action, if any, as is then required to comply with the provisions of the Securities Act of 1933 or any other then applicable securities law.

               (6) Neither a person to whom an option is granted, nor such person's legal representative, heir, legatee, or distributee, shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such option unless and until such person has exercised his or her option pursuant to the terms thereof.

               (7) No stock option shall be transferrable by the optionee otherwise than by will, or if the optionee dies intestate, by the laws of descent and distribution of the state of domicile of the optionee at the time of death, provided that a non-qualified stock option may be transferred by the optionee to a trust or other entity established by the optionee for estate planning purposes. Except for exercises of non-qualified stock options by trusts or entities established by the optionee for estate planning purposes, all stock options shall be exercisable during the lifetime of the optionee only by the optionee.

               (8) An option granted to an employee or director shall terminate and may not be exercised if the person to whom it is granted ceases to be employed by the Company or by a subsidiary of the Company, or ceases to be a director (unless such person continues as an employee), with the following exceptions:

                    (i) If the employment or directorship is terminated for any reason other than the person's death or disability, he or she may at any time within not more than three months after such termination exercise the option, but only to the extent that it was exercisable by such person on the date of such termination, or

                    (ii) If such person dies or becomes disabled while in the employ of the Company or of a subsidiary, or while a director, his or her option may be exercised by his or her personal representatives, heirs or legatees at any time within not more than twelve (12) months following the date of death or disability, but only to the extent such option was exercisable by such person on the date of death or disability.

         An option granted to a consultant shall terminate in accordance with the terms specified in the option.

               (9) In no event may an option be exercised by anyone after the expiration of the term of the option established pursuant to Subparagraph 5(a)(1) hereof.

               (10) Each option granted pursuant to this Plan shall specify whether it is a non-qualified or an incentive stock option, provided that the Board of Directors or Committee may give the optionee the right to elect to receive either an incentive or a non-qualified stock option.

               (11) An option granted pursuant to this Plan may have such other terms as the Board of Directors or Committee in its discretion may deem necessary or appropriate and shares issued upon exercise of any option hereunder may be subject to such restrictions as the Board of Directors or Committee deems appropriate.

          (b) Incentive Stock Options. In addition to the terms and conditions specified above, incentive stock options granted under this Plan shall be subject to the following terms and conditions:

               (1) The aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by any optionee during any calendar year (under all option plans of the Company or its parent and subsidiary corporations) shall not exceed $100,000.

               (2) As to individuals otherwise eligible under this Plan who own more than 10 percent of the total combined voting power of all classes of stock of the Company and its parent and subsidiary corporations, an incentive option can be granted under this Plan to any such individual only if at the time such option is granted the option price is at least 110 percent of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

6.   USE OF PROCEEDS FROM SHARES

         Proceeds from the sale of shares pursuant to options granted under the Plan shall be used for general corporate purposes.

7.   ADJUSTMENT UPON CHANGES IN SHARES

          (a) If any change is made in the shares subject to the Plan, or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), appropriate adjustments shall be made by the Board of Directors or Committee in the maximum number of shares subject to the Plan and the number of shares and price per share of stock subject to outstanding options.

          (b) Other than in the case of a reincorporation of the Company in another state, in the event of (i) dissolution or liquidation of the Company,
(ii) a transaction in which more than 50 percent of the shares of the Company that are entitled to vote are exchanged, or (iii) any merger or consolidation or other reorganization in which the Company is not the surviving corporation (or in which the Company becomes a subsidiary of another corporation), outstanding options under this Plan shall become fully exercisable immediately prior to any such event.

8.   RIGHTS AS AN EMPLOYEE.

         Nothing in this Plan or in any options awarded hereunder shall confer upon any employee any right to continue in the employ of the Company or of any of its subsidiaries or interfere in any way with the right of the Company or any such subsidiary to terminate such employee's employment at any time.

9.   WITHHOLDING TAX

         There shall be deducted from the compensation of any employee holding options under this Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of the person with respect to such options.

10.  TERMINATION AND AMENDMENT OF PLAN

         The Board of Directors may at any time terminate this Plan or make such modifications of the Plan as it shall deem advisable. Any modification which increases the number of shares which may be issued under the Plan (other than pursuant to Paragraph 7 hereof), or changes the requirements as to eligibility for participation in the Plan, and any repricing of outstanding options (other than pursuant to Paragraph 7 hereof), shall become effective only upon approval of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware.

11.  INDEMNIFICATION

         In addition to such other rights of indemnification as they may have as directors, the members of the Board of Directors or Committee administering the Plan shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding, the member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

12.  EFFECTIVE DATE AND DURATION OF THE PLAN

         The 1992 Stock Option Plan shall become effective on July 23, 1992. Any rights granted under this Plan must be granted within ten (10) years of such effective date.